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Heidi Flannery, Investor Relations
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investor@volterra.com

Volterra Updates Financial Guidance for Fourth Quarter 2008

FREMONT, Calif., December 11, 2008 — Volterra Semiconductor Corporation (Nasdaq: VLTR), a leading provider of high-performance analog and mixed-signal power management semiconductors, today provided an update on its fourth quarter financial guidance.

The Company announced that it currently expects net revenue for the fourth quarter ending December 31, 2008 to be approximately $22 million. While this would bring Volterra’s annual revenue growth rate for 2008 to approximately 40%, and would be an increase of approximately 11% from the fourth quarter of 2007, it is lower than the company’s previous revenue outlook of $26 to $30 million. Non-GAAP earnings per fully diluted share are now forecasted to be between $0.04 and $0.06 for the quarter.

“In this challenging economic environment we have experienced a slowing of customer demand across our four market segments. The change in projected fourth quarter revenue resulted largely from Volterra accommodating customer requests to reschedule existing backlog into 2009 to minimize customer inventory levels at the end of the year,” said Jeff Staszak, Volterra’s President and CEO. “While we realized that this decision would affect the financial results we report for the fourth quarter, we believe Volterra remains well-positioned financially and strategically heading into 2009, with ample cash reserves, continued market share gains, and a strong technical roadmap.”

About Volterra Semiconductor Corporation

Volterra Semiconductor Corporation, headquartered in Fremont, CA, designs, develops, and markets leading edge silicon solutions for low-voltage power delivery. The Company’s product portfolio is focused on advanced switching regulators for the computer, datacom, storage, and portable markets. Volterra operates as a fabless semiconductor company utilizing world-class foundries for silicon supply. The company is focused on creating products with high intellectual property content that match specific customer needs. For more information, please visit http://www.volterra.com.

Non-GAAP Financial Measures

Volterra provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its financial results may be difficult if limited to reviewing only GAAP financial measures. Volterra’s management believes the non-GAAP information provided is useful to investors and other users of its financial information and its inclusion with our financial results is warranted for several reasons:

•	it can enhance the understanding of Volterra’s financial performance by adjusting for special, non-recurring items that may obscure results and trends in our core operating performance, particularly in reconciling differences between reported income and actual cash flows;

•	it can provide consistency in reviewing Volterra’s historical performance between periods, as well as allowing for better comparisons of Volterra’s performance with similar companies in Volterra’s industry;

•	it allows users to evaluate the results of the business using the same financial measures that management uses to evaluate and manage Volterra’s internal planning, budgeting and operations; and

•	it provides investors with additional information used by management, its board of directors and committees thereof, to determine management compensation.

This press release provides non-GAAP diluted net income per share, which represents diluted net income per share excluding the effect of stock-based compensation expense and special items such as the cumulative effect of accounting changes and restructuring charges, net of tax.

Investors should note that the non-GAAP financial measures used by Volterra may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever Volterra discloses such a non-GAAP financial measure, it provides a reconciliation of non-GAAP financial measures to what it believes to be the most closely applicable GAAP financial measure. Volterra does not provide a non-GAAP reconciliation for non-GAAP estimates on a forward looking basis, as it believes it is unable to provide a meaningful or accurate calculation or estimation of stock based compensation or income tax expenses or other special items without unreasonable effort.

Forward-Looking Statements:

This press release regarding preliminary financial guidance for the quarter ended December 31, 2008 contains forward-looking statements based on current expectations of Volterra. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Volterra but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: the worldwide economic turmoil may affect our financial performance and ability to forecast our business; the estimates are subject to the Company completing its customary closing and review procedures following the end of the quarter, Volterra’s financial performance in the past has fluctuated, Volterra’s operating results have fluctuated in the past and may fluctuate in the future, and other factors detailed in Volterra’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K filed on March 5, 2008 and the Form 10-Q filed on August 1, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Volterra undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.